Exhibit 99.1

FNB United Corp. Reports Results for Third Quarter of 2008

Includes $9.4 Million Provision to Allowance for Loan Losses

ASHEBORO, N.C.--(BUSINESS WIRE)--October 23, 2008--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported that as a result of a $9.4 million addition to the allowance for loan losses, it recorded a net loss of $1.7 million, or $(0.15) per diluted share, in the third quarter of 2008. In the third quarter a year ago, FNB United earned $3.7 million, or $0.32 per diluted share.

For the first nine months of 2008, net income was $752,000, or $0.07, per diluted share, which includes a $1.8 million goodwill impairment charge, compared to $11.1million, or $0.98 per diluted share, in the first nine months of 2007. The write-down of goodwill was a non-cash charge that did not affect the Company’s or the Bank’s liquidity or operations. Since goodwill is excluded from regulatory capital the impairment charge did not have any adverse effect on the regulatory capital ratios of either FNB United or its subsidiary, CommunityONE Bank. CommunityONE Bank remains “well capitalized” by regulatory capital standards following this quarter’s loan loss provision.

“While our third quarter performance showed overall improvements in operating costs and non-interest income, our results were significantly impacted by the increased loan loss provision,” said Michael Miller, President and CEO. “Given the current economic environment, strengthening our reserves is a priority. Our credit administration group recently performed a thorough analysis of our loan portfolio. As a result, certain loans have migrated to higher, more adverse risk grades. Our actual past due loans and loan charge-offs have remained at manageable levels and we continue to diligently work classified loans in order to improve our overall asset quality. FNB United’s capital levels and core business fundamentals remain strong and increasing our allowance for loan losses will position us for continued growth over the long term.”

Credit Quality

“The housing market has experienced softening in our primary markets” said Miller. “After thorough analysis of the entire loan portfolio we have determined it prudent to increase the level of our allowance for loan losses. At the same time, however, we will continue our efforts to limit credit losses as we move through this challenging period.” FNB United has not originated any subprime real estate loans and has no subprime mortgage-backed securities or Fannie Mae/Freddie Mac common or preferred securities exposure in its investment portfolio.

At September 30, 2008, total nonperforming assets totaled $47.4 million, or 2.29% of total assets, compared to $18.4 million, or 0.90% of total assets, three months earlier. Nonperforming assets were $16.9 million, or 0.89%, of total assets at September 30, 2007. Net chargeoffs were 0.36% of average loans outstanding for the third quarter of 2008, compared to 0.19% in the previous quarter and 0.22% for the third quarter a year ago.

FNB United recorded a $9.4 million provision to its allowance for loan losses in the third quarter of 2008, compared to a $1.4 million provision in the previous quarter and $1.5 million in the third quarter a year ago. For the first nine months of the year it added $12.3 million to its allowance for loan losses, compared to $2.5 million in the first nine months of 2007. The allowance for loan losses was $26.8 million, or 1.68% of loans held for investment, at September 30, 2008, compared to $18.8 million, or 1.20%, at the end of the preceding quarter and $16.1 million, or 1.17%, at the end of September 2007.

Balance Sheet

Assets increased 9.4% to $2.1 billion at September 30, 2008, compared to $1.9 billion a year earlier. Loans held for investment increased 14.9%, to $1.6 billion at quarter-end, compared to $1.4 billion a year earlier.

“Due to the uncertainties in the national economy, we are monitoring asset growth and other key performance measures to preserve capital,” added Miller. “Earlier this year our loan production slowed as compared to the robust loan growth we experienced in the second half of 2007 and the first quarter of 2008. We have been moderating loan growth to a level that will be primarily funded with deposits and core operating earnings.”

The loan portfolio remains well diversified with a wide variety of borrowers and collateral. Over 87% of the portfolio is secured by real estate, both residential and commercial.

Total deposits were $1.52 billion at the end of September 2008, compared to $1.45 billion a year earlier. Certificates of deposit increased 6.2% to $875 million, from $824 million a year ago while other deposits increased 2.6% to $645 million at September 30, 2008, compared to $628 million a year earlier. Brokered certificates of deposits were $53.2 million as of September 30, 2008 which was 3.5% of total deposits.

Shareholders’ equity was $211.4 million, compared to $214.9 million a year earlier. Book value per share was $18.51 at September 30, 2008, compared to $18.89 a year earlier, and tangible book value per share was $8.50 at quarter-end, compared to $8.58 a year earlier.

Capital Measures

FNB United’s capital position is strong, and the Bank is “well capitalized” by regulatory definition.

On June 30, 2008, CommunityONE Bank obtained a $15 million subordinated term loan that is unsecured and qualifies as Tier 2 capital. The loan will mature on June 30, 2015 and bears interest at three-month LIBOR plus 3.50%.

Also, in May, FNB United entered into a $10 million revolving credit facility. Proceeds of this revolving credit facility will be used for general corporate purposes, including supporting the capital needs of CommunityONE Bank. The revolving credit facility bears interest at three-month LIBOR plus 1.50% per annum and will mature on May 22, 2009. As of September 30, 2008, FNB United had drawn down $5 million of the available $10 million.

Income Statement

For the third quarter of 2008, net interest income before the provision for loan losses was $15.6 million, compared to $14.9 million in the preceding quarter and $16.0 million in the same quarter a year ago. In the first nine months of 2008, net interest income before the provision for loan losses was $46.0 million compared to $47.9 million in the first nine months of 2007.

The decline in net interest income is due in part to interest-bearing assets re-pricing down faster than interest-bearing liabilities as the Federal Reserve cut rates 2.75% over the last 12 months. The net interest margin was 3.47% for the third quarter of the year, compared to 3.40% in the second quarter of 2008, and 3.98% for the third quarter a year ago. For the first nine months of the year, the net interest margin was 3.52% compared to 4.14% for the first nine months of 2007.

The yield on earnings assets declined to 6.37% in the third quarter of 2008, from 6.39% in the previous quarter and 7.93% in the third quarter a year earlier. The cost of funds was 3.16% for the third quarter, compared to 3.27% in the previous quarter and 4.34% in the third quarter a year ago.

Noninterest income for the third quarter increased to $5.9 million, from $4.6 million in the previous quarter. Non-interest income for the third quarter of 2007 was $6.5 million. For the first nine months of 2008, noninterest income decreased 9% to $15.3 million, compared to $16.8 million in the first nine months of 2007. The majority of this decrease was the result of the sale of the bank’s credit card portfolio in the 3rd quarter of 2007 which yielded a gain of $1.3 million.

Revenues (net interest income before the provision for loan losses plus noninterest income) were $21.5 million in the third quarter of 2008, an increase compared to $19.7 million for the second quarter of 2008 and lower than $22.5 million in the third quarter a year ago. Revenues for the first nine months of 2008 were $61.3 million, compared to $64.7 million in the first nine months of 2007.

Total noninterest expense improved to $15.4 million in the third quarter, compared to $17.3 million in the preceding quarter and $15.5 million in the third quarter a year ago. For the first nine months of the year, noninterest expense was $47.9 million, compared to $45.4 million in the first nine months of 2007. Net of the $1.8 million goodwill impairment charge during the second quarter of 2008, non interest expense was $46.1 million for year-to-date 2008 versus $45.4 million for the year-to-date 2007, or an increase of 1.6%.

“We have controlled operating expenses in this difficult operating environment,” said Miller. The company’s year-to-date reduction in net income and earnings per share results principally from the increase in the provision for loan losses and the second quarter goodwill impairment charge, and not from increased expenses.”

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 44 offices in 36 communities throughout central, southern and western North Carolina, including a new office which opened in Greensboro, N.C. during the current quarter. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS	Quarters Ended			Percent Change
(In thousands except share and per share data)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	June 30, 2008	Sept. 30, 2007
INTEREST INCOME:
Interest and fees on loans	$26,386	$25,858	$29,308	2%	-10%
Interest and dividends on investments securities:
Taxable income	1,982	1,959	2,297	1%	-14%
Non-taxable income	471	503	519	-6%	-9%
Other interest income	17	5	49	240%	-65%

Total interest income	28,856	28,325	32,173	2%	-10%

INTEREST EXPENSE:
Deposits	10,150	10,622	13,488	-4%	-25%
Borrowed funds	3,105	2,754	2,687	13%	16%

Total interest expense	13,255	13,376	16,175	-1%	-18%

Net interest income before provision for loan losses	15,601	14,949	15,998	4%	-2%

PROVISION FOR LOAN LOSSES	9,370	1,383	1,470	578%	537%

Net interest income after provision for loan losses	6,231	13,566	14,528	-54%	-57%

NONINTEREST INCOME:
Service charges on deposit accounts	2,405	2,139	2,249	12%	7%
Mortgage loan sales	1,590	1,005	1,191	58%	34%
Cardholder and merchant services income	660	638	499	3%	32%
Trust and investment services	458	468	436	-2%	5%
Other service charges, commissions and fees	136	155	165	-12%	-18%
Bank owned life insurance	243	236	240	3%	1%
Gain on sale of credit card portfolio		-	1,302		-100%
Other income	422	81	402	421%	5%

Total noninterest income	5,914	4,722	6,484	25%	-9%

NONINTEREST EXPENSE:
Salaries and employee benefits	8,434	9,039	8,511	-7%	-1%
Net occupancy expense	1,354	1,353	1,358	0%	0%
Furniture and equipment expense	1,106	1,128	1,174	-2%	-6%
Data processing services	490	535	476	-8%	3%
Goodwill impairment	-	1,800	-	-100%
Other expense	4,042	3,464	3,943	17%	3%

Total noninterest expense	15,426	17,319	15,462	-11%	0%

Income before provision for income taxes	(3,281)	969	5,550	-439%	-159%

PROVISION FOR INCOME TAXES	(1,570)	829	1,884	-289%	-183%

NET INCOME	$(1,711)	$140	$3,666	-1322%	-147%
Earnings per common share:
Basic	$(0.15)	$0.01	$0.32	-1323%	-146%
Diluted	$(0.15)	$0.01	$0.32	-1323%	-146%

Cash dividends per common share	$0.10	$0.10	$0.15	0%	-33%

Weighted average shares outstanding:
Basic	11,404,554	11,414,330	11,335,672
Diluted	11,404,554	11,416,269	11,352,625

RESULTS OF OPERATIONS	Year to Date		Percent Change
(In thousands except share and per share data)	September 30, 2008	September 30, 2007
INTEREST INCOME:
Interest and fees on loans	$79,781	$85,720	-7%
Interest and dividends on investments securities:
Taxable income	6,075	6,185	-2%
Non-taxable income	1,501	1,564	-4%
Other interest income	34	1,290	-97%
Total interest income	87,391	94,759	-8%
INTEREST EXPENSE:
Deposits	32,578	39,531	-18%
Borrowed funds	8,832	7,344	20%
Total interest expense	41,410	46,875	-12%

Net interest income before provision for loan losses	45,981	47,884	-4%

PROVISION FOR LOAN LOSSES	12,267	2,470	397%
Net interest income after provision for loan losses	33,714	45,414	-26%

NONINTEREST INCOME:
Service charges on deposit accounts	6,628	6,578	1%
Mortgage loan sales	3,910	3,656	7%
Cardholder and merchant services income	1,795	1,485	21%
Trust and investment services	1,389	1,268	10%
Other service charges, commissions and fees	523	936	-44%
Bank owned life insurance	728	691	5%
Other income	356	2,186	-84%
Total noninterest income	15,329	16,800	-9%
NONINTEREST EXPENSE:
Salaries and employee benefits	26,331	25,127	5%
Net occupancy expense	4,012	3,920	2%
Furniture and equipment expense	3,380	3,527	-4%
Data processing services	1,561	1,388	12%
Goodwill impairment	1,800	-	-
Other expense	10,844	11,398	-5%
Total noninterest expense	47,928	45,360	6%
Income before provision for income taxes	1,115	16,854	-93%

	1,296
PROVISION FOR INCOME TAXES	363	5,744	-94%
NET INCOME	$752	$11,110	-93%

Earnings per common share:
Basic	$0.07	$0.98	-92%
Diluted	$0.07	$0.98	-92%

Cash dividends per common share	$0.35	$0.45	-22%

Weighted average shares outstanding:
Basic	11,407,926	11,306,233
Diluted	11,407,926	11,330,614

Shares repurchased during the period	-	-

FINANCIAL CONDITION	As of			Percent Change
(In thousands except share and per share data)	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	June 30, 2008	Sept. 30, 2007
ASSETS
Cash and due from banks	$ 35,550	$ 36,728	$ 38,537	-3%	-8%
Interest-bearing bank balances	287	198	1,527	45%	-81%
Federal funds sold	207	500	247	-59%	-16%
Securities available for sale	198,056	186,213	197,885	6%	0%
Securities held to maturity	23,328	25,360	36,263	-8%	-36%

Loans held for sale	20,261	19,875	21,653	2%	-6%

Loans held for investment	1,589,101	1,574,942	1,382,917	1%	15%
Allowance for loan losses	(26,750)	(18,845)	(16,116)	42%	66%

Net loans held for investment	1,562,351	1,556,097	1,366,801	0%	14%

Property and equipment, net	51,038	49,926	46,525	2%	10%
Goodwill	108,395	108,395	110,553	0%	-2%
Core deposit premiums	5,961	6,161	6,766	-3%	-12%
Other assets	65,692	65,567	66,789	0%	-2%
Total assets	$ 2,071,126	$ 2,055,020	$ 1,893,546	1%	9%

LIABILITIES
Deposits:
Noninterest-bearing	$ 159,882	$ 164,671	$ 159,400	-3%	0%
Interest-bearing deposits:
Demand, savings, and money market deposits	484,701	514,885	468,219	-6%	4%
Time deposits of $100,000 or more	422,107	375,854	377,709	12%	12%
Other time deposits	452,992	430,724	446,771	5%	1%
	1,519,682	1,486,134	1,452,099	2%	5%
Retail repurchase agreements	25,552	32,297	30,528	-21%	-16%
Federal Home Loan Bank advances	212,387	202,418	114,253	5%	86%
Federal funds purchased	9,000	28,000	- -	-68%	100%
Subordinated debt	15,000	15,000	- -	- -	100%
Junior subordinated debentures	56,702	56,702	61,802	0%	-8%
Other borrowings	5,001	- -	- -	100%	100%
Other liabilities	16,385	19,587	19,933	-16%	-18%

Total liabilities	1,859,709	1,840,138	1,678,615	1%	11%

SHAREHOLDERS' EQUITY
Common stock	28,555	28,563	28,439	0%	0%
Surplus	114,593	114,478	113,488	0%	1%
Retained earnings	70,609	73,449	74,659	-4%	-5%
Accumulated other comprehensive income (loss)	(2,340)	(1,608)	(1,655)	46%	41%
Total shareholders' equity	211,417	214,882	214,931	-2%	-2%
	$ 2,071,126	$ 2,055,020	$ 1,893,546	1%	9%
Shares Issued:

Shares outstanding at end of period	11,422,003	11,425,052	11,375,667	0%	0%
Book value per share (1)	$ 18.51	$ 18.81	$ 18.89	-2%	-2%
Tangible book value per share (1)	$ 8.50	$ 8.78	$ 8.58	-3%	-1%

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)

	Quarters Ended			Nine Months Ended
OPERATING PERFORMANCE:	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Average loans	$ 1,607,289	$ 1,577,769	$ 1,388,623	$ 1,564,070	$ 1,358,584
Average securities	213,929	226,525	238,106	218,094	220,973
Average other interest -earning assets	3,590	999	4,212	2,045	32,515
Average noninterest-earning assets	242,853	240,741	240,041	240,575	239,501
Total average assets	$ 2,067,661	$ 2,046,034	$ 1,870,982	$ 2,024,784	$ 1,851,573
Average interest-bearing deposits	$ 1,328,282	$ 1,322,218	$ 1,282,758	$ 1,315,079	$ 1,279,619
Average noninterest bearing deposits	161,186	164,611	159,082	161,311	159,279
Average borrowings	342,650	323,305	195,179	312,291	180,342
Average noninterest-earning liabilities	19,806	18,447	19,911	19,144	20,563
Total average liabilities	1,851,924	1,828,581	1,656,930	1,807,825	1,639,803

Total average stockholders' equity	215,737	217,453	214,052	216,959	211,654
Total average liabilities and equity	$ 2,067,661	$ 2,046,034	$ 1,870,982	$ 2,024,784	$ 1,851,457
Interest rate yield on loans	6.54%	6.60%	8.39%	6.83%	8.45%
Interest rate yield on securities	5.03%	4.85%	5.16%	5.14%	5.20%
Interest rate yield on interest-earning assets	6.37%	6.39%	7.93%	6.61%	7.94%
Interest rate expense on deposits	3.04%	3.23%	4.17%	3.31%	4.13%
Interest rate expense on borrowings	3.60%	3.43%	5.46%	3.78%	5.44%
Interest rate expense on interest-bearing liabilities	3.16%	3.27%	4.34%	3.40%	4.29%

Interest rate spread	3.21%	3.12%	3.59%	3.22%	3.65%

Net interest margin	3.47%	3.40%	3.98%	3.52%	4.14%

Other operating income / Average assets	1.14%	0.93%	1.37%	1.01%	1.21%

Other operating expense / Average assets	2.97%	3.40%	3.28%	3.15%	3.28%

Efficiency ratio (other operating expense / revenue)	71.70%	88.04%	68.78%	78.17%	70.13%

Return on average assets	(0.33%)	0.03%	0.78%	0.05%	0.80%

Return on average tangible assets	(0.35%)	0.03%	0.83%	0.05%	0.86%
Return on average equity	(3.16%)	0.26%	6.79%	0.46%	7.02%
Return on average tangible equity	(6.72%)	0.56%	15.05%	1.00%	15.84%

Average equity / Average assets	10.43%	10.63%	11.44%	10.72%	11.43%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)	As of / For the Quarters Ended			As of / For the Nine Months Ended
NONPERFORMING ASSETS:	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Loans on nonaccrual status	$ 39,260	$ 12,390	$ 9,500	$ 39,260	$ 9,500
Loans more than 90 days delinquent, still on accrual	1,522	260	2,400	1,522	2,400
Total nonperforming loans	40,782	12,650	11,900	40,782	11,900
Real estate owned (OREO) / Repossessed assets	6,616	5,772	5,000	6,616	5,000
Total nonperforming assets	$ 47,398	$ 18,422	$ 16,900	$ 47,398	$ 16,900
Total nonperforming assets / Total assets	2.29%	0.90%	0.89%	2.29%	0.89%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES:	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Balance, beginning of period	$ 18,844	$ 18,215	$ 15,705	$ 17,381	$ 15,943
Provision	9,370	1,383	1,470	12,267	2,470
Recoveries of loans previously charged off	567	352	378	1,285	1,369
Loans charged-off	(2,031)	(1,106)	(1,135)	(4,183)	(3,364)
Net (charge-offs) recoveries	(1,464)	(754)	(757)	(2,898)	(1,995)
Allowance adjustment for loans sold	-	-	(302)	-	(302)
Balance, end of period	$ 26,750	$ 18,844	$ 16,116	$ 26,750	$ 16,116

Net chargeoffs / Average loans outstanding (annualized)	0.36%	0.19%	0.22%	0.37%	0.29%
Allowance for loan losses / Loans held for investment	1.68%	1.20%	1.17%	1.20%	1.17%

DEPOSITS	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Noninterest-bearing	$ 159,882	$ 164,671	$ 159,400	$ 159,882	$ 159,400
Interest-bearing transaction deposits:
Checking	175,233	174,467	160,763	175,233	160,763
Money Market	269,686	298,585	263,198	269,686	263,198
Savings	39,782	41,833	44,257	39,782	44,257
Total interest-bearing transaction deposits	484,701	514,885	468,218	484,701	468,218
Interest-bearing time deposits	875,099	806,579	824,481	875,099	824,481
Total deposits	$ 1,519,682	$ 1,486,135	$ 1,452,099	$ 1,519,682	$ 1,452,099

CONTACT:
FNB United Corp.
Mark Severson, CFO 336-626-8351